Exhibit 99.1

TINGO and MICT Announce Amendment and Restatement of Merger Agreement

Updated Merger Structure Facilitates Earlier Funding and Launch of Tingo’s Export Business and Accelerates Development of Commodity Platform Business

FOR IMMEDIATE RELEASE -- NEW YORK, NY – October 6, 2022 – Tingo, Inc. (OTC Markets: TMNA) (“Tingo”) and MICT, Inc. (NASDAQ: MICT) (“MICT”) announced that they have amended and restated their Agreement and Plan of Merger to accelerate the acquisition by MICT of Tingo’s operating business (“Tingo Mobile”). The transaction, which is being structured as a forward triangular merger of a newly-formed holding company of Tingo Mobile into a subsidiary of MICT (“Merger”), provides for the issuance by MICT of a combination of common stock and two series of convertible preferred stock to Tingo in exchange for 100% beneficial ownership of Tingo Mobile. Tingo expects to receive shareholder approval of the transaction and, following the mailing of an Information Statement to its shareholders, expects to close the transaction with MICT in the fourth quarter of 2022.

At the closing, MICT will issue Tingo shares of its common stock equal to 19.9% of MICT’s outstanding shares, as well as Series A and Series B convertible preferred stock. Subsequent to the closing, MICT intends to seek shareholder approval, as well as Nasdaq approval of the conversion of the preferred stock, which would give Tingo, and ultimately the Tingo shareholders, ownership of 75% of the outstanding shares of MICT common stock. In 2023, the parties expect to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) to enable Tingo to distribute the shares of MICT to its shareholders.

The Merger of Tingo Mobile and MICT is expected to create a highly profitable Fintech and Agri-Fintech company, with annualized revenues expected to exceed $1.0 billion, serving the African and Asian markets with a global expansion strategy.

The merged group intends to capitalize on Tingo’s position as the leading Agri-Fintech platform in Nigeria, with expansion plans to roll-out these services across Africa. With MICT’s strong and established footprint in Asia, the newly formed company will also strive to launch its Agri-Fintech platforms in China and rest of Asia, as well as a wider globalization plan.

In the first half of 2022, Tingo Mobile reported revenue of $525.7 million and gross profit of $317.4 million, which equated to substantial growth as compared to the first half of 2021. Moreover, Tingo’s high-margin revenues from its proprietary Nwassa Agri-Fintech marketplace platform increased almost four-fold to $252.4 million during the first half of 2022, as compared to $66.7 million in the first half of 2021.

Once consummated, the Merger will represent a substantial move by both Tingo and MICT to globalize their operating businesses and synergistically leverage their proprietary technologies to create best-in-class financial platforms, products and services. The combined technology stack of both Tingo and MICT is expected to create one of the world’s leading fully integrated Fintech and Agri-Fintech ecosystems, offering a range of innovative and complimentary products to an already significant and fast-growing user based, with such products including financial services, insurance services, payment services, e-wallet, commodity trading and a comprehensive marketplace.

Dozy Mmobuosi, who will remain as Chief Executive Officer of Tingo Mobile, commented: “The restructuring of our Merger with MICT will enable us to expedite the execution of our ambitious expansion strategy, enter new markets and continue to develop products and solutions specifically catered to our customers need. This internationalization will enable us to rapidly dollarize Tingo Mobile’s Agri-Fintech platform, Nwassa and TingoPay, more quickly and accelerate the development of a range of world class global Fintech and Agri-Fintech business streams. This new chapter as a Nasdaq listed company will increase the profile of our incredible business, and of its visibility to the broader business and investment communities, whilst also providing access to capital through the debt and equity markets, which in turn should allow us to accelerate our expansion plans. The Merger represents an incredible opportunity for both Tingo and MICT to significantly grow our operating businesses and service offerings in new markets, as well as seek value-enhancing strategic acquisitions.”

About Tingo

Tingo is the leading Agri-Fintech company operating in Africa, with a marketplace platform that empowers social upliftment through mobile, technology and financial access for rural farming communities. Tingo’s novel “device as a service” model allows it to add market leading applications to enable customers to trade, buy top ups, pay bills, access insurance and lending services. With 9.3 million existing customers, Tingo is seeking to expand its operations across select markets in Africa. Tingo’s strategic plan is to become the eminent Pan-African Agri-Fintech business delivering social upliftment and financial inclusion to millions of SME farmers and women-led businesses.

Tingo, including its subsidiary Tingo Mobile, offers its comprehensive platform service through use of smartphones – ‘device as a service’ (using GSM technology) -- to empower a marketplace to enable subscribers/farmers within and outside of the agricultural sector to manage their commercial activities of growing and selling their production to market participants both domestically and internationally. The ecosystem provides a ‘one stop shop’ solution to enable such subscribers to manage everything from airtime top ups, bill pay services for utilities and other service providers, access to insurance services and micro finance to support their value chain from ‘seed to sale’.

As of June 30, 2022, Tingo had approximately 9.3 million subscribers using its mobile phones and Nwassa platform. Nwassa is Africa’s leading digital agriculture ecosystem that empowers rural farmers and agri-businesses by using proprietary technology to enable access to markets in which they operate. Farm produce can be shipped from farms across Africa to any part of the world, in both retail and wholesale quantities. Nwassa’s payment gateway also has an escrow structure that creates trust between buyers and sellers. Tingo’s system provides real-time pricing, straight from the farms, eliminating middlemen. Tingo’s users pay for produce bought using available pricing on its platform. The platform has created an escrow solution that secures the buyer, funds are not released to Tingo members until fulfilment. The platform also facilitates trade financing, ensuring that banks and other lenders compete to provide credit to its members.

Although Tingo has a large retail subscriber base, it is essentially a business-to-business-to-consumer ("B2B2C”) business model. Each subscriber is a member of one of two large farmers’ cooperatives with whom Tingo has a contractual relationship and which relationship facilitates the distribution of Tingo branded smartphones into various rural communities of member farmers. Tingo’s smartphones and its proprietary applications allow Tingo to distribute its wider array of Agri-Fintech services and generate the diverse revenue streams.

About MICT

MICT is a financial technology business principally focused on the growth and development of a suite of consumer fintech services across approximately 130 cities in China, with planned expansion into additional markets. MICT has developed highly scalable proprietary platforms for insurance products (B2B, B2B2C and B2C) and financial services/products (B2C), the technology for which is highly adaptable for other applications and markets. MICT has acquired and holds the requisite license and approvals with the Hong Kong Securities and Futures Commission to deal in securities and provide securities advisory and asset management services. MICT also has memberships/registrations with the Hong Kong Stock Exchange, the London Stock Exchange and the requisite Hong Kong and China Direct clearing companies. MICT’s financial services business and first financial services product, the Magpie Invest app, is able to trade securities on NASDAQ, NYSE, TMX, HKSE, China Stock Connect, LSE, the Frankfurt Stock Exchange and the Paris Stock Exchange.

Cautionary Note Regarding and Forward-Looking Statements

This press release and statements of each of Tingo and MICT’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The words “believe,” “may” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Tingo’s and MICT’s respective current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results (including whether the Merger will actually be consummated and the anticipated benefits of the Merger to the businesses of each of Tingo and MICT as described herein) to differ materially from those contemplated in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in each of Tingo’s and MICT’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Neither Tingo nor MICT undertakes any obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. The inclusion of any statement in this release does not constitute an admission by Tingo, MICT or any other person that the events or circumstances described in such statements will take place as described or are material.

ADDITIONAL INFORMATION

Participants in the Solicitation

MICT and Tingo and certain of their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the shareholders of MICT in favor of the approval of the Merger. Additionally, MICT has engaged Morrow Sodali LLC to assist in the solicitation of proxies in connection with its special meeting.

Additional information regarding the interests of such potential participants will also be included in the Registration Statement and other relevant documents when they are filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

No Offer or Solicitation

This Press Release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Merger. This Press Release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Tingo Contact Information

Rory Bowen
Chief of Staff – Tingo, Inc.
Rory.bowen@tingoinc.com